FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1.	Name and Address of Company

INTERNATIONAL TOWER HILL MINES LTD. (the “Issuer”)

Suite 1920 – 1188 West Georgia Street

Vancouver, BC, V6E 4A2

Phone:  604-683-6332 / Fax: 604-408-7499

Item 2.	Date of Material Change

February 17, 2009

Item 3.	News Release

The date of the press release issued pursuant to section 7.1 of National Instrument 51-102 with respect to the material change disclosed in this report is February 17, 2009.  The press release was issued in Vancouver, British Columbia through the facilities of the TSX Venture Exchange via Marketwire, Canada Stockwatch and Market News Publishing.

Item 4.	Summary of Material Change

The Issuer has agreed to an increase in the over-allotment of the bought deal equity financing announced February 12, 2009.

Item 5.	Full Description of Material Change

The Issuer reports that it has agreed with the syndicate of underwriters (“Underwriters”) for the bought deal announced on February 12, 2009 to increase the Over Allotment Option by 200,000 common shares, such that the Underwriters will now have the option to purchase up to an additional 2,200,000 common shares of the Issuer (“Over Allotment Shares”) at a price of $2.50 per Over Allotment Share to cover over allotments.  The Over Allotment Option is exercisable by the Underwriters, in whole or in part, at any time up to 48 hours before closing.  If the Over Allotment Option is exercised in full, the gross proceeds from the bought deal will increase by $500,000 to $10,500,000.

Completion of the Offering is subject to the completion of satisfactory due diligence by the Underwriters with respect to the Issuer, completion and execution of a formal underwriting agreement and acceptance for filing by the TSXV and approval by the NYSE-A on behalf of the Issuer.

The Issuer intends to use the net proceeds for continued work on its Livengood Gold project in Alaska, as well as further work on its other Alaskan and Nevada mineral properties and for general working capital.

The securities offered pursuant to the bought deal (the “Offered Securities”) have not been and will not be registered under the U.S. Securities Act of 1933 (the “1933 Act”) and may not be offered or sold in the United States or to, or for the account or benefit of, U.S. persons (as defined in Regulation S under the 1933 Act) absent registration or an applicable exemption from registration requirements.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the Offered Securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

This material change report contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 27E of the Exchange Act.  All statements, other than statements of historical fact, included herein including, without limitation, statements regarding the anticipated completion of a bought deal financing and concurrent private placement in the US, the potential exercise by the Underwriters of the Over Allotment Option, the proposed closing date and the proposed use of the proceeds of the financing by the Issuer, are forward-looking statements.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events.  The Issuer cautions investors that any forward-looking statements by the Issuer are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, risks associated with the timing and pricing of the financing, pricing fluctuations in metal prices, currency fluctuations, dilution, the volatility of the Issuer's common share price and volume; and tax consequences to U.S. investors, variations in the nature, quality and quantity of any mineral deposits that may be located, the Issuer's inability to obtain any necessary permits, consents or authorizations required for its activities, the Issuer's inability to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies, and other risks and uncertainties disclosed in the Issuer’s Annual Information Form filed with certain securities commissions in Canada and its annual report on Form 20-F filed with the United States Securities and Exchange Commission (the “SEC”), and other information released by the Issuer and filed with the appropriate regulatory agencies.  All of the Issuer's Canadian public disclosure filings may be accessed via www.sedar.com and its United States public disclosure filings may be accessed via www.sec.gov, and readers are urged to review these materials, including the technical reports filed with respect to the Issuer's mineral properties.

Item 6.	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable

Item 7.	Omitted Information

No information has been omitted on the basis that it is confidential.

Item 8.	Senior Officer

The following senior officer of the Issuer is knowledgeable about the material change disclosed in this report.

Jeffrey A. Pontius, President & CEO

Business Telephone No.: (303) 470-8700

Item 9.	Date of Report

February 17, 2009